U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2014

AMERICAN SANDS ENERGY CORP.

(Exact name of registrant as specified in its charter)

000-53167

(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	87-0405708 (IRS Employer Identification No.)

201 South Main Street, Suite 1800, Salt Lake City, Utah 84111

(Address of principal executive offices)

(801) 536-6140

(Registrant’s telephone number)

Not applicable

(Former Name or Former address, if changed since last report)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah 84117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Following the annual meeting of stockholders of American Sands Energy Corp. (the “Company”) discussed in Item 5.07 of this report, below, the Board of Directors approved the issuance of options to purchase shares of the common stock of the Company to William C. Gibbs, Chief Executive Officer and a Director, Daniel F. Carlson, Chief Financial Officer, Robin Gereluk, Chief Operation Officer, and each of the non-employee directors, which are William H. Champion, Mark F. Lindsey, Gayle McKeachnie, and Justin Swift. The terms of the options are the same for each person. The option awarded to each person covers 125,000 shares of Company common stock, has an exercise price of $0.65 per share (the last price reported on the OTC BB on August 21, 2014), vests in three equal annual installments beginning August 21, 2014, and expires on August 21, 2019. The options were granted under the terms and conditions of the Company’s 2011 Long-term Incentive Plan.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Stockholders held on August 21, 2014, the stockholders voted on the following two proposals:

1. The election of each of the following five director nominees for a term of one year and until their respective successors are duly elected and qualified: William C. Gibbs, William H. Champion, Mark F. Lindsey, Gayle McKeachnie, and Justin Swift.

2. To ratify the appointment of Tanner, LLC as our independent registered public accounting firm for the year ending March 31, 2015.

The final votes cast on the two proposals are as follows:

Proposal No. 1 Election of Directors

Name	Votes For	Votes Withheld	Abstained

William C. Gibbs	19,410,088	-0-	-0-
William H. Champion	19,410,088	-0-	-0-
Mark F. Lindsey	19,410,088	-0-	-0-
Gayle McKeachnie	19,410,088	-0-	-0-
Justin Swift	19,410,088	-0-	-0-

Proposal No. 2 Ratification of Appointment of Independent Accounting Firm

Votes For	Votes Withheld	Abstained

19,410,088	-0-	-0-

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: August 21, 2014	By:	/s/ Daniel F. Carlson
Daniel F. Carlson, Chief Financial Officer